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                                                                   EXHIBIT 10.26



                                                               January 31, 2000



SkyLynx Communications, Inc.
600 South Cherry Street
Suite 305
Denver, Colorado 80222
Attention:  Mr. Jeffery A. Mathias, President and Chief Executive Officer

          Re: Amendment No. 2 to Financial Services Agreement dated July 1, 1999, as amended on December 22, 1999

Gentlemen:

          Reference is made to the Financial Services Agreement between H.C. Wainwright & Co., Inc. ("Wainwright") and SkyLynx Communications, Inc. (together with its subsidiaries, stockholders, sister companies, parents and other affiliates, the "Company") dated as of July 1, 1999 (the "Agreement"), as amended by the Letter Agreement dated December 22, 1999 ("Amendment No. 1"). This letter (this "Amendment") amends certain of the terms contained in the Agreement and terminates Amendment No. 1.

          In connection with the Company's Series F Financing, which Wainwright is currently in the process of obtaining on behalf of the Company, Wainwright and the Company hereby agree to amend the Agreement, effective concurrently with the consummation of the Series F Financing, as follows:

     1. Amendment No. 1 shall be terminated and shall be of no further force or effect.

     2. The Company shall issue to Wainwright a warrant to purchase 400,000 shares of the Company's common stock (the "Common Stock") at an exercise price of $0.01 per share, exercisable over a term of three (3) years and containing a cashless exercise provision. In connection with the $1,950,000 raised by Wainwright prior to the date hereof (which the Company and Wainwright agree and acknowledge has been raised and for which a fee of 10% of the proceeds thereof has been paid by the Company to Wainwright), the Company and Wainwright agree and acknowledge that the Company shall issue to Wainwright a warrant to purchase 100,000 shares of Common Stock at an exercise price of $3.00 per share, exercisable over a term of three (3) years. The shares of Common Stock underlying the warrants (the "Warrant Shares") shall be registered for resale by the Company as part of the registration statement (the "Registration Statement") to be filed by the Company to register for resale the shares of Common Stock underlying the Series F Convertible Preferred Stock to be sold to investors in the Series F Financing; provided, however, that the Company shall not be required to register such shares if such investors withhold their consent to the inclusion of such shares as part of the Registration Statement.
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SkyLynx communications, Inc.
January 31, 2000
Page 2


     3. The Company shall pay Wainwright an amount equal to eight percent (8%) of the Aggregate Consideration, in excess of the $1,950,000 referred to above and less than or equal to $10,000,000, received or receivable directly or indirectly by the Company in connection with the Series F Financing. The Company shall pay Wainwright an amount equal to 10.5% of the Aggregate Consideration, in excess of $10,000,000 and less than or equal to $20,000,0000, received or receivable directly or indirectly by the Company in connection with the Series F Financing. Such fees shall be in place of and supersede all fees otherwise provided for in Section 1 of the Agreement.

  4.      Section 2 of the Agreement shall be amended as follows:

          a. Wainwright's right of first refusal referred to in the first paragraph of Section 2 of the Agreement shall be a right to act only as co-placement agent or co-underwriter, rather than lead placement agent or lead underwriter, in connection with a public or private sale of equity securities. The term of the right of first refusal referred to in the first paragraph of
Section 2 of the Agreement shall be reduced to one (1) year from the date of this Amendment. Wainwright's right of first refusal referred to in the first paragraph of Section 2 of the Agreement shall terminate if Wainwright fails to respond in writing to the Company that it accepts acting as co-placement agent or co-underwriter in connection with a public or private sale of equity securities within ten (10) days of the date of written notice from the Company that the Company intends to effect a public or private sale of equity securities.

          b. The period on or prior to which a transaction referred to in the sixth and final paragraph of Section 2 of the Agreement must be initiated shall be reduced to December 31, 2001 and the compensation payable to Wainwright thereunder shall be reduced to one-half of one percent (0.5%) of the aggregate value of such transaction; provided, however, that Wainwright shall be entitled to receive such compensation regardless of whether Wainwright is involved in any capacity in such transaction. The last sentence of the sixth and final paragraph of Section 2 of the Agreement is deleted in its entirety.

     5. In the event that on or prior to one (1) year from the date of this Agreement the Company: (i) issues warrants to purchase shares of the Company's Common Stock pursuant to a rights offering to the Company's existing stockholders, (ii) Wainwright acts as the lead placement agent for such offering, and (iii) such warrants are exercised within twelve (12) months of the date of their issuance, then Wainwright shall be entitled to receive an amount equal to seven percent (7%) of the gross proceeds received or receivable directly or indirectly by the Company in connection therewith.

          The Company agrees that the indemnification and other provisions set forth in the Indemnification Letter, which are hereby incorporated by reference herein, and are in full force and effect with respect to the Agreement, as amended by this Amendment.
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SkyLynx communications, Inc.
January 31, 2000
Page 3


          This Amendment amends and modifies the Agreement, which remains in full force and effect as to matters not discussed herein. In the case of any inconsistency or conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall govern.

          Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Wainwright the enclosed duplicate copy of this Amendment.

                                   Very truly yours,

                                   H.C. WAINWRIGHT & CO., INC.



                                   By:_______________________________
                                   Name:  Eric T. Singer
                                   Title: Managing Director


Accepted and agreed to as of
the date first written above:

SKYLYNX COMMUNICATIONS, INC.


By:___________________________________________
  Name:  Jeffery A. Mathias
  Title: President and Chief Executive Officer